Exhibit 99.6

EXECUTION VERSION

BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036	PNC CAPITAL MARKETS LLC 249 Fifth Avenue, One PNC Plaza Pittsburgh, PA 15222	BMO CAPITAL MARKETS CORP. BANK OF MONTREAL 3 Times Square 25th Floor New York, NY 10036

CITIZENS BANK, N.A. 28 State Street Boston, M.A. 02109	FIFTH THIRD BANK, AN OHIO BANKING CORPORATION 38 Fountain Square Plaza Cincinnati, OH 45263	MUFG 1221 Avenue of the Americas New York, NY 10020

SUNTRUST ROBINSON HUMPHREY, INC. SUNTRUST BANK 3333 Peachtree Road Atlanta, GA 30326	TD BANK, N.A. 444 Madison Avenue, New York, NY 10022	TD SECURITIES (USA) LLC THE TORONTO- DOMINION BANK, NEW YORK BRANCH 31 West 52nd Street New York, New York 10019

CONFIDENTIAL

December 14, 2018

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

Attention: Mary Jane Raymond, Chief Financial Officer

Project Mutation

Second Amended & Restated Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Commitment Letter dated as of November 8, 2018 (the “Original Commitment Letter”) among you and Bank of America, N.A. (“Bank of America”) and that certain Amended & Restated Commitment Letter dated as of December 7, 2018 (the “First Amended & Restated Commitment Letter”) among you and each of the Initial Lenders (as defined herein) and Lead Arrangers (as defined herein). The parties to the First Amended & Restated Commitment Letter hereby agree to amend and restate the First Amended & Restated Commitment Letter to read in its entirety as set forth below.

You have advised Bank of America, N.A. (“Bank of America”), PNC Capital Markets LLC (“PNC”), Citizens Bank, N.A. (“Citizens”), BMO Capital Markets Corp. (“BMOCM”) and Bank of Montreal (“Bank of Montreal”, and together with BMOCMC, “BMO”), Fifth Third Bank, an Ohio Banking Corporation (“Fifth Third”), MUFG Bank, Ltd., MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any of their affiliates as may be appropriate to provide the services contemplated herein (collectively, “MUFG”), SunTrust Bank (“SunTrust Bank”) and SunTrust Robinson Humphrey, Inc.

(“STRH” and together with SunTrust Bank, “SunTrust”), TD Bank, N.A. (“TD Bank”), The Toronto-Dominion Bank, New York Branch (“TDNY”) and TD Securities (USA) LLC (“TDS” and together with TD Bank, and TDNY, “TD”, and TD together with Bank of America, PNC, Citizens, BMO, Fifth Third, MUFG and SunTrust, “we” or “us”) that you, directly or indirectly through your newly-created wholly-owned domestic subsidiary, intend to acquire (the “Acquisition”) Finisar Corporation, a Delaware corporation (the “Company”). The Acquisition will be effected through the merger of a newly-created wholly-owned subsidiary of yours (“Merger Sub”) into the Company, with the Company being the surviving corporation as your wholly-owned subsidiary.

You have also advised us that you intend to finance the Acquisition, the Refinancing (as defined in Exhibit A), costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of you and your subsidiaries after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) equity issued by you to the selling shareholders of the Company, (b) up to $2,425 million in senior secured credit facilities (the “Senior Credit Facilities”) of the Borrower (as defined in the Summary of Terms referred to below), comprised of (i) a term a loan facility of up to $1,000 million, a portion of which will be available after the Closing Date (as defined below) on a delayed draw basis, (ii) a term b loan facility of up to $975 million and (iii) a revolving credit facility of up to $450 million and (c) cash on hand of you and the Company.

The Acquisition, the entering into and funding of the Senior Credit Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of consummation of the Acquisition and the funding of the Senior Credit Facilities is referred to herein as the “Closing Date.”

1.	Commitments; Titles and Roles.

In connection with the foregoing, each of Bank of America, PNC, Citizens, Bank of Montreal, Fifth Third, MUFG, SunTrust Bank, TD Bank (in respect of the Revolving Facility and Term A Loan Facility) and TDNY (in respect of the Term B Loan Facility) (together, the “Initial Lenders”) is pleased to advise you of its several commitment to provide the amounts set forth on Schedule 1 in respect of the (i) Revolving Facility, (ii) Term A Loan Facility and (iii) Term B Loan Facility, in each case, all upon the terms and subject solely to the conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”), it being understood that the only conditions precedent to the availability of such commitments on the Closing Date are as set forth in Section 5 hereof. Bank of America is pleased to advise you of its commitment to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities. In addition, Bank of America, PNC, Citizens, BMOCM, Fifth Third, MUFG, STRH and TDS are pleased to advise you of their willingness, as the joint lead arrangers and joint bookrunners for the Senior Credit Facilities (in such capacity, each a “Lead Arranger” and collectively the “Lead Arrangers”), to form a syndicate of financial institutions and institutional lenders (including the Initial Lenders) reasonably acceptable to you for the Senior Credit Facilities (collectively, the “Lenders”). It is further agreed that Bank of America will have “top left” placement on the cover page of any marketing materials or other documentation used in connection with or for the Senior Credit Facilities and will hold the roles and responsibilities conventionally understood to be associated with such name placement and each other Lead Arranger will appear to the right of Bank of America in such materials or other documentation.

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2.	Syndication.

The Lead Arrangers intend to commence syndication of the Senior Credit Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letters (as defined herein), and the commitment of the Lead Arrangers hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received from the Lenders; provided, however, that notwithstanding the Lead Arrangers’ right to syndicate the Senior Credit Facilities and receive commitments with respect thereto, (i) the Lead Arrangers shall not be relieved, released or novated from their obligations hereunder (including their obligation to fund the Senior Credit Facilities on the Closing Date), (ii) the Lead Arrangers shall retain exclusive control over all rights and obligations with respect to their respective commitments hereunder in respect of the Senior Credit Facilities, including all rights with respect to consents, modification, supplements, waivers and amendments, until the funding of the Senior Credit Facilities on the Closing Date and (iii) syndication of the Senior Credit Facilities is not a condition to the availability of the Senior Credit Facilities. The Lead Arrangers agree not to syndicate to (i) competitors of you or the Company (and affiliates other than bona fide debt fund affiliates) in each case separately identified by name in writing by you to the Lead Arrangers prior to the date hereof and as may be updated from time to time after the Syndication Period (as defined below) (collectively, “Competitors”) and (ii) those particular banks, institutions and other institutional lenders separately identified by name in writing by you to the Lead Arrangers prior to the date of the Original Commitment Letter (collectively, and with affiliates (other than bona fide debt fund affiliates) identifiable by name, “Disqualified Persons”).

You agree to assist, and to use your commercially reasonable efforts to cause the Company to assist, the Lead Arrangers in achieving a syndication of the Senior Credit Facilities that is satisfactory to the Lead Arrangers and you until the earlier of (x) a Successful Syndication (as defined in the Fee Letters) and (y) 45 days after the Closing Date (such earlier date, the “Syndication Period”). During the Syndication Period, such assistance shall include your (a) providing and causing your advisors to provide, and using commercially reasonable efforts to cause the Company to provide, the Lead Arrangers and the other Lenders upon written request with all financial and other material and customary information reasonably deemed necessary by the Lead Arrangers to complete syndication, including, but not limited to, information relating to the Transaction (including the Projections (as hereinafter defined), the “Information”), (b) assisting, and using commercially reasonable efforts to cause the Company to assist, in the preparation of a confidential information memorandum customary for transactions of this type (“CIM”) and other materials to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing banking relationships and, to the extent practical and appropriate, the existing banking relationships of the Company, (d) using your commercially reasonable efforts to obtain a rating for each of the Senior Credit Facilities and a corporate family rating for the Borrower from each of Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) prior to the launch of the general syndication, provided that the obtaining of such ratings shall not constitute a condition to the commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date, and (e) making your officers and advisors, and using commercially reasonable efforts to make the officers and advisors of the Company and its subsidiaries available to attend and make presentations regarding the business and prospects of you, the Company and your and its respective subsidiaries, as appropriate, at up to 3 meetings of prospective Lenders at times and places to be mutually agreed upon; provided, however, that your assistance with respect to the Company, its affiliates and advisors as described in this Section 2 shall be limited to the extent of its and theirs compliance with the Merger Agreement. In order to facilitate an orderly and successful syndication of the Senior Credit Facilities, you agree that during the Syndication Period, Borrower and its subsidiaries will not, and will use commercially reasonable efforts to cause the Company and its subsidiaries not to, issue, announce, offer, place or arrange debt securities or any bank financing of the Borrower, the Company and their respective subsidiaries (other than (i) the Senior Credit Facilities, (ii) ordinary course financings, such as purchase money and capitalized leases and ongoing borrowings under, and amendments or other modifications to, your existing credit facility and your existing Yen-denominated facility,

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(iii) indebtedness of the Company and/or its subsidiaries permitted under the Merger Agreement, and (iv) any other financing reasonably agreed to by the Lead Arrangers). It is understood and agreed that the commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Senior Credit Facilities and in no event shall the commencement or successful completion of the syndication of the Senior Credit Facilities constitute a condition to the availability and initial funding of the Senior Credit Facilities on the Closing Date.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the discretion of the Lead Arrangers in consultation with you.

You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to you, the Company, your respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise us in writing (including by email) within a reasonable time prior to its intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to Senior Credit Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Senior Credit Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

3.	Information.

You represent and warrant (to the best of your knowledge with respect to the Company, its affiliates and representatives) and covenant that (a) all financial projections concerning you, the Company and your and its respective subsidiaries that have been or are hereafter made available to the Lead Arrangers or the

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Lenders by you or any of your representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Lead Arrangers or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be materials, and (b) all written Information (other than Projections, estimates, forward-looking information and information of a general economic or industry-specific nature) which has been or is hereafter made available to the Lead Arrangers or the Lenders by you or any of your representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction, when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made (giving effect to all supplements and updates thereto); it being understood that, prior to the Closing Date with respect to the Company, its affiliates and its representatives, the foregoing representations are made to the best of your knowledge. You agree that if at any time prior to the later of the Closing Date and the end of the Syndication Period you become aware that any of the representations in the prior sentences would be incorrect in any material respects if the Information and/or Projections were being furnished, and such representations made, at such time, then you will promptly supplement, or cause to be supplemented (or with respect to the Company prior to the Closing Date, use commercially reasonable efforts to promptly supplement), the Information and/or the Projections so that such representations will be correct in all material respects under those circumstances. In issuing this commitment and in arranging and syndicating the Senior Credit Facilities, the Lead Arrangers are and will be using and relying on the Information without independent verification thereof and we do not assume responsibility for the accuracy or completeness of the Information, the Projections, the financial model and other forward-looking information

4.	Fees.

As consideration for the commitments and agreements of the Lead Arrangers hereunder, you agree to pay or cause to be paid the fees described in this Commitment Letter, in the Joint Fee Letter dated December 7, 2018 and delivered with the First Amended & Restated Commitment Letter (the “Joint Fee Letter”) and in the Agency Fee Letter dated December 7, 2018 and delivered with the First Amended & Restated Commitment Letter (the “Agency Fee Letter,” and together with the Joint Fee Letter and any other fee letter between you and each Lead Arranger delivered on or prior to date hereof, the “Fee Letters”) on the terms and subject to the conditions (including as to timing and amount set forth herein and therein).

5.	Conditions Precedent

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the obligation of the Lead Arrangers to fund their commitments and to perform the services described herein are subject solely to (i) the execution and delivery by all parties thereto of definitive documentation with respect to the Senior Credit Facilities reflecting the terms set forth in the Summary of Terms, consistent with the Documentation Consideration (as defined in Exhibit A hereto) (the “Credit Documentation”) and (ii) the satisfaction (or waiver) of the conditions set forth in this Section 5 and Exhibit B hereto. Upon satisfaction (or waiver by the Lead Arrangers) of such conditions, the Lenders will execute and deliver the Credit Documentation to which they are a party and the initial funding of the Senior Credit Facilities shall occur, it being understood that there are no conditions to the commitments hereunder with respect to the Senior Credit Facilities other than those that are expressly stated herein to be conditions to the initial funding under the Senior Credit Facilities on the Closing Date.

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The only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Senior Credit Facilities on the Closing Date shall be (a) such of the representations made by or with respect to the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right to terminate your (or their) obligations under the Merger Agreement (as defined in the Summary of Terms) or to decline to consummate the Acquisition as a result of a breach of such representation or warranty (the “Specified Agreement Representations”) and (b) the Specified Representations (as defined below).

“Specified Representations” means the representations and warranties of the Borrower and Guarantors in the Credit Documentation relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts of Credit Documentation or consents thereunder under charter documents or agreements with respect to outstanding material indebtedness of the Borrower and the Company (other than consents that have been obtained), solvency (on a consolidated basis as of the Closing Date after giving effect to the Transaction), Federal Reserve margin regulations, the U.S.A. PATRIOT Act, OFAC or FCPA, the Investment Company Act, and, subject to the limitations on perfection of security interests set forth below, the creation, validity, priority and perfection of the security interests granted in the intended collateral, subject to customary permitted liens and the Limited Conditionality Provision defined below.

It is understood and agreed that the terms of the Credit Documentation will be such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in Exhibit B and this Section 5 are satisfied (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of stock certificates evidencing equity interests in (x) your domestic subsidiaries and (y) the Company, and to the extent provided by the Company on the Closing Date after use of commercially reasonable efforts, any of the Company’s domestic subsidiaries) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date but shall be required to be delivered no later than ninety (90) after the Closing Date (or such later date agreed to by the Administrative Agent) pursuant to arrangements to be mutually agreed). This Section 5, and the provisions in the first three paragraphs herein, shall be referred to as the “Limited Conditionality Provision”.

By executing this Commitment Letter, you agree to reimburse the Lead Arrangers from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable and documented fees, disbursements and other charges of Davis Polk & Wardwell LLP, as counsel identified in the Summary of Terms, and of special and local counsel to the Lenders retained by the Lead Arrangers or Administrative Agent in each appropriate jurisdiction) incurred in connection with the Senior Credit Facilities, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Transaction and any similar transaction and any of the other transactions contemplated thereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each Lead Arranger, each Lender and each of their affiliates and their respective officers, directors, employees, partners, agents, trustees, advisors, managers, administrators, consultants, service providers, counsel and other representatives (each an “Indemnified

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Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of one firm of counsel for all Indemnified Parties, taken as a whole (and, if necessary, by a single firm of special and local counsel in each appropriate jurisdiction for all Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs of you such conflict and thereafter retains its own counsel, of another firm of counsel (and special and local counsel, if applicable) for such affected Indemnified Party))) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Senior Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct, (ii) such Indemnified Party’s material breach of its obligations under this Commitment Letter or (iii) a dispute solely among the Indemnified Parties that does not involve an act or omission by the Borrower or any of its affiliates and is not brought against such Indemnified Party in its capacity as an agent or arranger or similar role under any Senior Credit Facilities. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated.

You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach of its obligations hereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

6.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letters and their respective terms or substance or, this Commitment Letter (and Summary of Terms) and its terms or substance, shall be disclosed, directly or indirectly, by you to any other person except (a) to your officers, directors, employees, attorneys, affiliates, agents, accountants, advisors and controlling persons who are directly involved in the consideration of the Transaction on a confidential basis or (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent permitted by law); provided that (x) you may disclose this Commitment Letter (and Summary of Terms) and the contents hereof (but not the Fee Letters or the contents thereof other than pursuant to clause (i) below, if redacted in a manner reasonably satisfactory to the Lead Arrangers) (i) to the Company and its subsidiaries and their respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and creditors who are directly involved in the consideration of

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the Transaction, in each case on a confidential basis, (ii) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Senior Credit Facilities or the Transaction and to any ratings agency in connection with the Transaction, (iii) to the extent such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder and (iv) as may be required by the rules, regulations, schedules and forms of the Securities and Exchange Commission in connection with any filings with the Securities and Exchange Commission; and (y) you may disclose the aggregate amounts contained in the Fee Letters as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transaction to the extent customary or required in offering and marketing materials for the Senior Credit Facilities or to the extent customary or required in any public or regulatory filing relating to the Transaction; provided, further that the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and the contents thereof) after the Closing Date.

The Lead Arrangers shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Lead Arranger from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Lead Arranger agrees, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over any Lead Arranger or any of their affiliates (in which case such Lead Arranger agrees, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Lead Arrangers, (iv) to affiliates of the Lead Arrangers, and their and such affiliates’ respective employees, consultants, legal counsel, officers, directors, agents, accountants, auditors, independent auditors and other experts (collectively, “Representatives”) who need to know such information in connection with or relating to the evaluation, administration, or enforcement of the Transaction and are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and the Lead Arrangers shall be responsible for their Representatives’ compliance with this paragraph), (v) for purposes of establishing a “due diligence” defense in any suit, action or proceeding relating to the Commitment Letter, the Fee Letters or the Senior Credit Facilities, (vi) to the extent that such information is or was received by any Lead Arranger from a third party that is not to such Lead Arranger’s knowledge subject to confidentiality obligations to you, (vii) to the extent that such information was already in possession of the Lead Arrangers (except to the extent received in a manner restricted by this paragraph) or is independently developed by the Lead Arrangers or their affiliates, (viii) to market data collectors, similar services providers to the lending industry, and services providers to the Lead Arrangers and the Lenders in connection with the administration and management of the Senior Credit Facilities; provided that such information is limited to the existence of this Commitment Letter (and the Exhibits hereto) and the terms of the Senior Credit Facilities customarily provided to such market data collectors or service providers, (ix) to ratings agencies on a confidential basis in connection with the Transaction provided that, prior to the Closing Date, disclosure of any such confidential information relating directly to the Company (whether prepared by the Company, its advisors or otherwise) shall be disclosed in consultation with the Company or (x) to potential Lenders, participants, assignees or potential counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations; provided that (i) the disclosure of any such information to any potential Lender, participant,

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assignee or potential counterparty referred to in this clause (x) shall be made subject to acknowledgment and acceptance by such prospective Lender, participant, assignee or counterparty that such information is being disseminated on a confidential basis on the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Lead Arrangers, including as may be agreed in any confidential information memorandum or other marketing material) in accordance with the standard syndication processes of the Lead Arrangers and shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (ii) no such disclosure shall be made to any Competitor or Disqualified Persons. This paragraph shall terminate on the earlier of (i) the second anniversary of the date of the Original Commitment Letter and (ii) the date of the definitive Credit Documentation, at which time any confidentiality undertaking in the definitive Credit Documentation shall supersede this provision.

Notwithstanding anything in this Section 6 to the contrary, you hereby authorize us to download copies of the Borrower’s trademark logos from its website and post copies thereof on the IntraLinks site or similar workspace established by the Lead Arrangers to syndicate the Senior Credit Facilities and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Senior Credit Facilities or in any advertisements (to which you consent, such consent not to be unreasonably withheld, conditioned or delayed) that we may place after the closing of the Senior Credit Facilities in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at their own expense describing its services to the Borrower hereunder.

You acknowledge that each Lead Arranger (together with its affiliates, a “Financial Institution” and collectively, the “Financial Institutions”) are full service securities firms engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. The Financial Institutions may have economic interests that conflict with those of you, the Company and your and its respective affiliates. In the ordinary course of these activities, the Financial Institutions may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own accounts and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of you, the Company and your and its affiliates, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you or the Company or your or its respective subsidiaries or affiliates or (iii) have other relationships with you or the Company or your or its respective subsidiaries or affiliates. With respect to any securities and/or instruments so held by the Financial Institutions or any of its customers, all rights in respect of such securities and instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the Financial Institutions may provide investment banking, underwriting and/or financial advisory services to such other entities and persons. The Financial Institutions may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or the Target or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

In addition, please note that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) was retained by the Borrower as its financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. Each of the Financial Institutions agree not to assert any claim they might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, MLPFS’s

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relationship with the parties hereto as described and referred to herein and with respect to the financing transactions in connection therewith. Each of the Financial Institutions acknowledges (i) the retention of MLPFS as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Lead Arranger on the part of MLPFS or its affiliates.

The Financial Institutions, in the course of such other activities and relationships, may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter. Neither the Financial Institutions nor any of their respective affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by the Financial Institutions of services for other companies or other persons and the Financial Institutions will not furnish any such information to any of their other customers. The Lead Arrangers further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Lead Arrangers are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Borrower, the Company or any of your or its respective affiliates that is or may come into the possession of the Lead Arrangers or any of their such affiliates, subject to the terms of confidentiality set forth in Section 6. You also acknowledge that the Financial Institutions have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Lead Arrangers, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each of the Lead Arrangers has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) none of the Lead Arrangers has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Lead Arrangers, and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Lead Arrangers have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

7.	Miscellaneous.

This Commitment Letter (including the Summary of Terms) and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided that the governing law of the Merger Agreement shall govern in determining (i) the interpretation of a “Company Material Adverse Effect” or “Change” (each as defined in the Merger Agreement) and whether a “Company Material Adverse Effect” or “Change” has occurred, (ii) the accuracy of any Specified Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate have the right or would have the right to terminate your or its obligations (or to refuse to consummate the Acquisition) under the Merger Agreement and (iii) whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement (in each case, without regard to the principles of conflicts of laws thereof, to the

10

extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction). Each of the Lead Arrangers and you hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Lead Arrangers in the negotiation, performance or enforcement hereof. Each of the Lead Arrangers and you hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letters and the transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. Nothing in this Commitment Letter, the Summary of Terms or the Fee Letters shall affect any right that the Lead Arrangers or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Summary of Terms), the Fee Letters and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of the Lead Arrangers and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of the Lead Arrangers and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter is not assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void) and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Parties). The parties hereby agree that Bank of America may, without notice to the Borrower, assign its rights and obligations under this Commitment Letter and the Fee Letters to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter. Neither this Commitment Letter nor the Fee Letters may be amended or any provision hereof waived or modified except by an instrument in writing signed by you and each party hereto or thereto.

Each Lead Arranger hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes your name and address and other information that will allow such Lead Arranger to identify the Borrower and each Guarantor in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective for each Lead Arranger and each Lender. You hereby acknowledge and agree that each Lead Arranger shall be permitted to share any or all such information with the Lenders.

The indemnification, expense reimbursement, jurisdiction, waiver of jury trial, governing law, service of process, venue, absence of fiduciary duty, affiliate activities, syndication, information and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment

11

Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality of the Fee Letters and the contents thereof) shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the initial funding thereunder.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter and the Fee Letters may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letters by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letters embody the entire agreement and understanding among each Lead Arranger, you and your affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by the Lead Arrangers to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter and all commitments and undertakings of the Lead Arrangers hereunder will expire at 11:59 p.m. (New York City time) on December 14, 2018 unless you execute this Commitment Letter and the Fee Letters and return them to us prior to that time (which may be by facsimile or email transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Lead Arrangers hereunder will expire on the earliest of (a) the Termination Date (as defined in the Merger Agreement as in effect on November 8, 2018) (unless the Closing Date occurs on or prior thereto), (b) the closing of the Acquisition without the use of the Senior Credit Facilities, and (c) the date you have delivered written notice to terminate your obligations under the Merger Agreement pursuant to the terms thereof or the date that the Merger Agreement is terminated. You may terminate this Commitment Letter in full at any time prior to the Closing Date upon written notice to the Lead Arrangers.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Scott Tolchin
	Name:	Scott Tolchin
	Title:	Managing Director

[Signature Page to Commitment Letter]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Mary Molnar
	Name:	Mary Molnar
	Title:	Senior Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ Brian Prettyman
	Name:	Brian Prettyman
	Title:	Managing Director

[Signature Page to Commitment Letter]

BANK OF MONTREAL

By:	/s/ Michael Kus
	Name:	Michael Kus
	Title:	Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Bryan J. Rolle
	Name:	Bryan J. Rolle
	Title:	Managing Director

[Signature Page to Commitment Letter]

CITIZENS BANK, N.A.

By:	/s/ Donald P. Haddad
	Name:	Donald P. Haddad
	Title:	Senior Vice President

[Signature Page to Commitment Letter]

FIFTH THIRD BANK

By:	/s/ Glen Mastey
	Name:	Glen Mastey
	Title:	Managing Director

[Signature Page to Commitment Letter]

MUFG BANK, LTD.

By:	/s/ Yen Hua
	Name:	Yen Hua
	Title:	Director

[Signature Page to Commitment Letter]

SUNTRUST BANK

By:	/s/ Sheryl Squires Kerley
	Name:	Sheryl Squires Kerley
	Title:	Vice President

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Aaron Peyton
	Name:	Aaron Peyton
	Title:	Managing Director

[Signature Page to Commitment Letter]

TD SECURITIES (USA) LLC

By:	/s/ William Balassone
	Name:	William Balassone
	Title:	Managing Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ Pradeep Mehra
	Name:	Pradeep Mehra
	Title:	Authorized Signatory

TD BANK, N.A.

By:	/s/ Todd Antico
	Name:	Todd Antico
	Title:	Senior Vice President

[Signature Page to Commitment Letter]

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

II-VI INCORPORATED

By:	/s/ Mary Jane Raymond
	Name:	Mary Jane Raymond
	Title:	CFO

[Signature Page to Commitment Letter]

Schedule 1

Commitments

Lender	Revolving Facility	Term A Loan Facility	Term B Loan Facility
Bank of America, N.A.	$108,600,00	$241,400,000	$565,300,000
PNC Capital Markets, LLC	$77,600,000	$172,400,000	$146,300,000
Citizens Bank, N.A.	$54,300,000	$120,700,000	$58,500,000
Bank of Montreal	$54,300,000	$120,700,000	$58,500,000
Fifth Third Bank, an Ohio Corporation	$38,800,000	$86,200,000	$36,600,000
MUFG	$38,800,000	$86,200,000	$36,600,000
SunTrust Bank	$38,800,000	$86,200,000	$36,600,000
TD Bank, N.A.	$38,800,000	$86,200,000	$0
The Toronto-Dominion Bank, New York Branch	$0	$0	$36,600,000

Total	$450,000,000.00	$1,000,000,000.00	$975,000,000.00

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

PROJECT MUTATION

$2,425,000,000 SENIOR SECURED CREDIT FACILITIES

BORROWER:	II-VI Incorporated, a Pennsylvania corporation (the “Borrower”).

GUARANTORS:	The obligations of the Borrower and its subsidiaries under the Senior Credit Facilities and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) (“Additional Secured Obligations”) will be guaranteed by each existing and future direct or indirect domestic subsidiary of the Borrower (including following the consummation of the Acquisition, the Company (as such term is defined below)) excluding (i) any immaterial subsidiary, (ii) any domestic subsidiary of a foreign subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), (iii) any domestic subsidiary that has no material assets other than the capital stock of one or more CFCs, (iv) unrestricted subsidiaries, (v) any subsidiary to the extent that such subsidiary is prohibited from providing a guarantee in respect of the obligations by applicable law, rule or regulation or any contractual obligations or which would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been received or is no longer required and, with respect to any contractual prohibition, to the extent such prohibition exists on the Closing Date or the date of acquisition, so long as such prohibition is not created in contemplation of such transaction, (vi) any subsidiary that is not a wholly-owned subsidiary and (vii) any subsidiary for which to the cost to such subsidiary of providing a guarantee of the obligations is excessive in relation to the value afforded to the Lenders thereby, as reasonably determined by the Administrative Agent (such subsidiaries identified in clauses (i) through (vii) collectively, the “Excluded Subsidiaries”; such subsidiaries other than the Excluded Subsidiaries, collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”), but for the avoidance of doubt, including each such subsidiary that is a guarantor under the Borrower Existing Credit Agreement. All guarantees will be guarantees of payment and not of collection.

TRANSACTIONS:	The Borrower will directly or indirectly acquire (the “Acquisition”) 100% of the capital stock and other equity interests of Finisar Corporation, a Delaware corporation (the “Company”) pursuant to an Agreement and Plan of Merger, dated as of November 8, 2018 (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Merger Agreement”) by and among the Company, the Borrower and Merger Sub (as defined below). The Acquisition will be effected through the merger of a newly-created wholly-owned subsidiary of the Borrower (“Merger Sub”) into the Company, with the Company being the surviving corporation as the Borrower’s wholly-owned subsidiary.

In connection with the foregoing, (a) the Borrower will issue equity securities to the selling shareholders; (b) the Borrower will obtain (i) a $450 million Revolving Facility, (ii) a $1,000 million Term A Loan Facility, a portion of which shall be available after the Closing Date in the form of a Delayed Draw Term A Loan Facility and (iii) a $975 million Term B Loan Facility (each as defined below); and (c) the equity issuance, together with the proceeds received by the Borrower from the Senior Credit Facilities and cash on hand of the Borrower and Company will be used (i) to pay the cash and equity consideration under the Merger Agreement, (ii) to repay, as applicable, outstanding indebtedness of the Company on or after the Closing Date to the extent redeemed and/or converted by the holders thereof consisting of (A) the Company’s 2036 Convertible Notes in an aggregate principal amount of $575 million and (B) the Company’s 2033 Convertible Notes in an aggregate principal amount of $259 million (collectively, the “Company Existing Convertible Notes”), (iii) to repay in full all outstanding indebtedness of the Borrower under its Credit Agreement dated as of July 28, 2016 by and among the Borrower, the guarantors from time to time party thereto, PNC Bank, National Association as Administrative Agent and the lenders from time to time party thereto (as amended, restated, amended and restated, supplemented or modified from time to time, the “Borrower Existing Credit Agreement”) and the termination of all commitments thereunder (this clause (c)(iii) only, the “Refinancing”), and (iv) fees and expenses in connection with the foregoing will be paid (the “Transaction Costs”) (collectively, the “Transactions”).

ADMINISTRATIVE

AGENT:	Bank of America, N.A. (through itself or one of its designated affiliates or branch offices, “Bank of America”) will act as sole administrative agent (the “Administrative Agent”).

LEAD ARRANGERS

AND BOOKRUNNERS:	Bank of America, PNC Capital Markets LLC (“PNC”), Citizens Bank, N.A. (“Citizens”), BMO Capital Markets Corp. (“BMO”), Fifth Third Bank, an Ohio Banking Corporation (“Fifth Third”), MUFG Bank, Ltd., MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any of their affiliates as may be appropriate to provide the services contemplated herein (collectively, “MUFG”), SunTrust Robinson Humphrey, Inc. (“STRH”) and TD Securities (USA) LLC (“TDS”) will act as joint lead arrangers and joint bookrunners (the “Lead Arrangers”).

LENDERS:	A syndicate of financial institutions and institutional lenders (including Bank of America) arranged by the Lead Arrangers, which institutions shall be acceptable to the Administrative Agent and the Borrower (collectively, the “Lenders”).

SENIOR CREDIT

FACILITIES:	An aggregate principal amount of up to $2,425 million will be available through the following facilities:

Revolving Facility: $450 million revolving facility (the “Revolving Facility”; and the loans thereunder, the “Revolving Loans”), which will include a $25 sublimit (the “Letter of Credit Sublimit”) for the issuance of standby letters of credit (each a “Letter of Credit”), denominated in U.S. Dollars or any other Alternative Currency (as defined below) with the Letter of Credit Sublimit divided among the L/C Issuers (as defined below) on a pro rata basis in accordance with their respective commitments in respect of the Revolving Facility and a $20 million sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by Bank of America, each other initial Lender under the Revolving Facility and other Lenders to be mutually agreed (through each such Lender or one of its designated affiliates or branch offices, in such capacity, collectively the “L/C Issuers”). Swingline Loans may be made available by Bank of America (through itself or one of its designated affiliates or branch offices, in such capacity, the “Swingline Lender”), and each of the Lenders under the Revolving Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

Term A Loan Facility: $1,000 million term a loan facility consisting of (A) $1,000 million minus the aggregate principal amount of the Delayed Draw Term A Loan Facility (the “Closing Date Term A Loan Facility”) and (B) a delayed draw term a loan facility in an aggregate principal amount equal to the aggregate amount of the Company Existing Convertible Notes outstanding on the Closing Date (the “Delayed Draw Term A Loan Facility” and together with the Closing Date Term A Loan Facility, the “Term A Loan Facility”; and the loans thereunder, the “Term A Loans” and the loans under the Delayed Draw Term A Loan Facility, the “Delayed Draw Term A Loans”; and the “Term A Loan Facility”, together with the Revolving Facility, the “Pro Rata Facilities”).

Term B Loan Facility: $975 million term b loan facility (the “Term Loan B Facility” and the loans thereunder “Term B Loans”; the Term B Loan Facility together with the Term A Loan Facility, the “Term Loan Facilities”).

The Revolving Facility, the Term A Loan Facility and the Term B Loan Facility are collectively referred to herein as the “Senior Credit Facilities” and each individually, a “Facility.”

MULTICURRENCY

OPTION:	Multicurrency loans under the Revolving Facility will be available in readily available and freely transferable and convertible currencies to be determined (each, an “Alternative Currency”) on five business days’ notice to the Administrative Agent, in any event in an aggregate amount not to exceed $50 million.

PURPOSE:

The proceeds of the Senior Credit Facilities shall be used to (i) finance in part the Acquisition; (ii) refinance certain existing indebtedness of the Borrower, (iii) in the case of the Delayed Draw Term A Loan Facility, make payments to the holders of the Company’s Existing Convertible

Notes who have redeemed and/or converted such indebtedness after the Closing Date, (iv) pay fees and expenses incurred in connection with the Transaction and (v) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

CLOSING DATE:	The date of consummation of the Acquisition and the funding of the Senior Credit Facilities (the “Closing Date”).

INTEREST RATES AND

FEES:	As set forth in Addendum I.

MATURITY:	The Revolving Facility shall terminate and all amounts outstanding thereunder, plus unpaid accrued interest, shall be due and payable in full on the earlier to occur of (i) the fifth (5th) anniversary of the Closing Date and (ii) the date that is 120 days prior to the stated maturity of the Borrower’s Convertible Senior Notes due 2022 (“2022 Notes”) if on such date both (x) all or any portion of the 2022 Notes are still outstanding and (y) the Borrower has, as of such date and as of each calendar day thereafter until the 2022 Notes are no longer outstanding, consolidated unrestricted cash and cash equivalents and undrawn available commitments under the Revolving Facility in an amount less than the principal amount of such 2022 Notes then outstanding.

The Term A Loan Facility shall be subject to repayment according to the Term A Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus unpaid accrued interest, shall be due and payable in full on the earlier to occur of (i) the fifth (5th) anniversary of the Closing Date and (ii) the date that is 120 days prior to the stated maturity of the 2022 Notes if on such date both (x) any of the 2022 Notes are still outstanding and (y) the Borrower has, as of such date and as of each calendar day thereafter until the 2022 Notes are no longer outstanding, consolidated unrestricted cash and cash equivalents and undrawn available commitments under the Revolving Facility in an amount less than the principal amount of such 2022 Notes then outstanding.

The Term B Loan Facility shall be subject to repayment according to the Term B Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus unpaid accrued interest, shall be due and payable in full on the earlier to occur of (i) the seventh (7th) anniversary of the Closing Date and (ii) the date that is 91 days prior to the stated maturity of the 2022 Notes if on such date both (x) any of the 2022 Notes are still outstanding and (y) the Borrower has, as of such date and as of each calendar day thereafter until the 2022 Notes are no longer outstanding, consolidated unrestricted cash and cash equivalents and undrawn available commitments under the Revolving Facility in an amount less than the principal amount of such 2022 Notes then outstanding.

INCREASE OPTION:

From time to time after the Closing Date (or, solely with respect to Incremental Facilities incurred pursuant to clause (a)(ii) below, after the Delayed Draw Term A Loan Facility Commitment Termination Date), the Borrower will have the right, on one or more occasions (but not more than five occasions with respect to requested increases described below of either the Revolving Facility or the Term A Loan Facility), without the consent of the Lenders, to (A) increase the aggregate commitments under the Revolving Facility (on the same terms and conditions applicable to the existing revolving commitments (including interest rate)) or (B) establish one or more additional tranches of term loans (each an “Incremental Term Loan Facility” and together with any such increase of the aggregate commitments under the Revolving Facility, each an “Incremental Facility” and, collectively, the “Incremental Facilities”; provided that (a) the aggregate principal amount of Incremental Facilities shall not exceed the sum of (i) $250 million less the initial aggregate principal amount of all Incremental Facilities previously incurred under this clause (a)(i) (this clause (a)(i), the “Incremental Fixed Amount”) and (ii) the maximum amount (assuming that such Incremental Facility is drawn in full) that would not cause the pro forma Secured Net Leverage Ratio (debt secured by a lien to Adjusted EBITDA, consistent with the defined term herein)) to exceed 3.25:1.00 (or such lesser level, but in no event less than 1.60:1.00, as determined by the Lead Arrangers in consultation with the Borrower based on the aggregate principal amount of the Company’s Existing Convertible Notes that remain outstanding on the Delayed Draw Term A Loan Facility Commitment Termination Date after the application of proceeds of the Delayed Draw Term A Loan Facility on such date) upon the incurrence thereof (or, with respect to a Limited Condition Acquisition, at the time of signing the definitive documentation with respect to such acquisition or similar transaction) (the “Incremental Incurrence Ratio”) (for purposes of clarity, (x) any Incremental Facility may be incurred under either clause (a)(i) or clause (a)(ii) as selected by the Borrower in its sole discretion and, if any Incremental Facility is intended to be incurred in part under both clauses (a)(i) and (a)(ii), then the permissibility of the portion of such Incremental Facility to be incurred under clause (a)(ii) shall first be determined without giving effect to the portion of such Incremental Facility incurred under clause (a)(i), but giving full pro forma effect to the use of proceeds of the entire amount of such Incremental Facility and (y) without netting the proceeds of any such Incremental Facility, in calculating compliance with the Secured Net Leverage Ratio), (b) except as otherwise provided below with respect to a Limited Condition Acquisition, no event of default shall have occurred and be continuing at either the time of the request or the effective date of such increase, (c) (i) if the Incremental Term Loan Facility is structured as a term b loan (to be defined in the Credit Documentation) (an “Incremental Term B Loan Facility”), the final maturity date of any such Incremental Term B Loan Facility structured as a separate term loan tranche shall be no earlier than the maturity date of the Term B Loan Facility, and the weighted average life to maturity of any such Incremental Term B Loan Facility shall not have a shorter weighted average life to maturity than the Term B Loan Facility and (ii) if the Incremental Term Loan Facility is structured as a term a loan (to be defined in the Credit Documentation) (an “Incremental Term A Loan Facility”), the final maturity date of any such Incremental

Term A Loan Facility shall be no earlier than the Term A Loan Facility, and the weighted average life to maturity of the Term A Loan Facility or any such Incremental Term A Loan Facility shall not have a shorter weighted average life to maturity than the Term A Loan Facility, (d) any such Incremental Facility must be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof, (e) after giving effect to any Incremental Facility on a pro forma basis upon the incurrence thereof (or, with respect to a Limited Condition Acquisition, at the time of signing the definitive documentation with respect to such acquisition or similar transaction) (and assuming, in the case of any Incremental Facility that is an increase of the commitments under the Revolving Facility, that the entire amount of such increase is funded), the Borrower shall be in compliance with all then applicable financial covenants (but without netting the proceeds of any such Incremental Facility, in determining compliance therewith), (f) with respect to any Incremental Term B Loan Facility incurred within twelve (12) months after the Closing Date, the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity of the Term B Loan Facility), but excluding arrangement, structuring, ticking, commitment and underwriting and similar fees paid or payable to the applicable lead arranger for such facility or its affiliates) applicable to any such Incremental Term B Loan Facility will not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the Term B Loan Facility, unless the interest rate margin with respect to the Term B Loan Facility is increased by an amount equal to the difference between the all-in yield with respect to such Incremental Term B Loan Facility and the all-in yield on the Term B Loan Facility minus 0.50% and (g) all other terms applicable to any Incremental Facility structured as a separate term loan tranche, if not consistent with the existing Term Loan Facilities, shall not be more restrictive to the Borrower than such Term Loan Facilities.

No Lender will have an obligation to commit to all or any portion of any proposed Incremental Facility. In the event any Incremental Term Loan Facility is being used to finance an acquisition or other similar investment, the consummation of which is not subject to the availability of financing (a “Limited Condition Acquisition”), the availability thereof may, if so agreed by the Lenders providing such Incremental Term Loan Facility be subject to customary “SunGard” or “certain funds” conditionality provisions; provided that in all cases no payment, insolvency or bankruptcy event of default shall have occurred and be continuing at the time of the consummation thereof.

REFINANCING FACILITIES:

The Credit Documentation will permit the Borrower to refinance and/or replace loans under the Term Loan Facilities and/or loans and commitments under the Revolving Credit Facility on a dollar-for-dollar basis (including the payment of interest, premiums and reasonable fees and out-of-pocket expenses in connection therewith) from time to time, in whole or in part, with (a) one or more new term facilities (each, a “Refinancing Term Facility”) or one or more new revolving credit facilities (each, a “Refinancing Revolving Credit Facility”; the Refinancing Term Facilities and the Refinancing Revolving Credit Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Credit Documentation with the consent of the Borrower and the lenders providing such Refinancing Term Facility or Refinancing Revolving Credit Facility and/or (b) in the case of the refinancing of the Term Loan Facilities, one or more additional series of senior secured or unsecured notes or loans that will be (x) secured by the Collateral on a pari passu basis with the Senior Credit Facilities, (y) secured on a junior lien or “silent” subordinated basis to the Senior Credit Facilities and to the obligations under any senior secured notes described in clause (x) above or (z) unsecured, and, in the case of clauses (x) and (y), that will be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent (any such notes or loans described in this clause (b), “Refinancing Debt”); provided that (i) (x) any Refinancing Term Facility or Refinancing Debt shall not mature prior to the maturity date of, or have a shorter weighted average life than, the Term Loans being refinanced and (y) any Refinancing Revolving Credit Facility shall not mature prior to the maturity date of the revolving commitments being refinanced, (ii) the other terms and conditions of any such Refinancing Facility or Refinancing Debt (excluding pricing, interest rate margins, fees, discounts, rate floors and prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders providing such Refinancing Facility or Refinancing Debt, as applicable, than those applicable to the Term Loan Facility or the commitments and loans under the Revolving Credit Facility being refinanced (except (A) for covenants or other provisions applicable only to periods after the latest final scheduled maturity date of the Term Loan Facilities or the Revolving Credit Facility, as applicable, existing at the time of such refinancing or (B) to the extent that such more favorable terms and conditions are applied to the Senior Credit Facilities), (iii) any Refinancing Debt which is in the form of loans that is incurred outside of the Senior Credit Facilities will be unsecured or secured on a junior basis to the Facilities (and, for purposes of clarity, may not be secured on a pari passu basis to the Senior Credit Facilities) and (iv) no Lender will be obligated to provide commitments to any such Refinancing Facility or Refinancing Debt. The Refinancing Facilities and Refinancing Debt will not be subject to any “most favored nation” pricing provisions.

The existing Lenders shall first be offered the opportunity to provide any such Refinancing Facility on a pro rata basis prior to such Refinancing Facility being offered to any prospective lender; provided that each Lender shall be deemed to have declined the opportunity to provide such Refinancing Facility if such Lender has not accepted such offer within fifteen business days after the Borrower has provided notice thereof

AVAILABILITY/SCHEDULED

AMORTIZATION:

Revolving Facility: Extensions of credit under the Revolving Facility may be made on a revolving basis on or after the Closing Date up to the full amount of the Revolving Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit. Swingline Loans may be issued up to the sublimit for Swingline Loans. In furtherance of the foregoing, the Revolving Facility shall be made available on the Closing Date solely to fund any OID or upfront fees required to be funded on the Closing Date pursuant to the “Market Flex” provisions in the Joint Fee Letter.

Term A Loan Facility: The Closing Date Term A Loan Facility will be available in a single drawing on the Closing Date and will be subject to equal quarterly amortization of principal (commencing as of the end of the first full fiscal quarter ending after the Closing Date) in an aggregate amount equal to 5.0% per annum of the initial aggregate principal amount of the Term A Loan Facility plus the original principal amount of any amounts drawn under the Delayed Draw Term A Loan Facility (the “Term A Scheduled Amortization”). The Delayed Draw Term A Loan Facility will be available in one drawing (in full or in part) after the Closing Date (the date of such drawing, the “Delayed Draw Funding Date”) until the date that is the earlier to occur of (x) forty (40) business days after the Closing Date and (y) the drawing in full or in part of the Delayed Draw Term A Loan Facility, the “Delayed Draw Term A Loan Facility Commitment Termination Date”). The commitments under the Delayed Draw Term A Loan Facility shall be immediately and irrevocably reduced to zero on the Delayed Draw Term A Loan Facility Commitment Termination Date.

Term B Loan Facility: The Term B Loan Facility will be available in a single drawing on the Closing Date and will be subject to equal quarterly amortization of principal (commencing as of the end of the first full fiscal quarter ending after the Closing Date) in an aggregate amount equal to 1.0% per annum of the initial aggregate principal amount of the Term B Loan Facility (the “Term B Scheduled Amortization”).

MANDATORY PREPAYMENTS

AND COMMITMENT

REDUCTIONS:

In addition to the amortization set forth above and subject to exceptions and baskets to be mutually agreed upon, (a) in the event that the Secured Net Leverage Ratio as of any fiscal year end commencing with fiscal year end 2020 is (i) greater than or equal to 0.50x inside the Secured Net Leverage Ratio as of the Delayed Draw Term A Loan Facility Commitment Termination Date (“Applicable Secured Net Leverage Ratio”), 50% of Excess Cash Flow (to be defined in the Credit Documentation; provided that (y) the amount of Excess Cash Flow (but not, for purposes of clarity, the amount of Excess Cash Flow actually required to be prepaid in accordance with mandatory prepayments) shall be reduced by the amount of cash used for capital expenditures, certain permitted investments and certain restricted payments to be agreed (in each case other than any such prepayment funded with the proceeds of any long-term funded indebtedness (other than revolving indebtedness)) made during such fiscal year or (without duplication of amounts deducted in a subsequent Excess Cash Flow calculation) after year-end and prior to the time such Excess Cash Flow payment is due), (ii) less than 0.50x inside the Applicable Secured Net Leverage Ratio but greater than or equal to 1.00x inside the Applicable Secured Net Leverage Ratio, 25% of Excess Cash Flow and (iii) less than 1.00x inside the Applicable Secured Net Leverage Ratio, 0% of Excess Cash Flow, (b) 100% of all net cash proceeds (to be defined to exclude, among other things, the amount of any taxes that Borrower or any restricted subsidiary shall (or shall be required to) pay as a result of such sale) of non-ordinary course asset sales of property and assets of the Borrower and its restricted subsidiaries subject to customary exceptions and thresholds to be agreed and the right to reinvest such proceeds within 12 months of receipt (or, if the Borrower or the applicable restricted subsidiary has entered into a binding commitment with respect to such reinvestment within such 12 month period, within 18 months of receipt) in long-term assets used or useful in a permitted business) and (c) 100% of all net cash proceeds of debt issuances not permitted under the Credit Documentation, shall be applied to the prepayment of the Senior Credit Facilities in the following manner: with respect to prepayments required under clause (a), to the Term B Loan Facilities (and to the principal installments thereof in order of maturity), and with respect to prepayments required under clauses (b) and (c), first, ratably to the Term Loan Facilities (and to the principal installments thereof in inverse order of maturity) and, second, to the Revolving Facility.

For the avoidance of doubt, the amount of any Excess Cash Flow prepayment in any year shall be reduced (on a dollar-for-dollar basis) for (i) voluntary prepayments of the Term Loan Facilities (other than any such prepayment funded with the proceeds of any long-term funded indebtedness (other than revolving indebtedness)) and (ii) voluntary prepayments of loans under the Revolving Facility (in the case of this clause (ii), to the extent accompanied by a permanent reduction of the corresponding commitments) (other than any such prepayment funded with the proceeds of any long-term funded indebtedness (other than revolving indebtedness)) made during such fiscal year or (without duplication of amounts deducted in a subsequent Excess Cash Flow calculation), after year-end and prior to the time such Excess Cash Flow payment is due.

In the case of Revolving Loans denominated in an Alternative Currency, the Administrative Agent will at periodic intervals to be agreed and at any other time elected by the Administrative Agent in its reasonable discretion, recalculate the aggregate exposure under such loans outstanding under the Senior Credit Facilities at any time to account for fluctuations in exchange rates affecting such Alternative Currency. Such calculations by the Administrative Agent will be based on its spot foreign exchange rates. If, as a result of any such recalculation, the aggregate exposure in respect of loans and Letters of Credit outstanding under the Revolving Facility exceeds 105% of the size of the Revolving Facility, the Borrower will prepay Revolving Loans and/or cash collateralize the Letters of Credit in the amount necessary to eliminate such excess.

In addition, the Borrower will make mandatory payments in respect of the Revolving Facility and/or cash collateralize Letters of Credit at any time that the aggregate amount of all extensions of credit outstanding under the Revolving Facility at such time exceeds the aggregate amount of commitments thereunder at such time. Letters of Credit will be cash collateralized or replaced to the extent that the aggregate amount thereof exceeds the Letter of Credit Sublimit.

OPTIONAL

PREPAYMENTS

AND COMMITMENT

REDUCTIONS:	The Borrower may prepay the Senior Credit Facilities in whole or in part at any time without premium or penalty, subject to (a) the prepayment premium described below and (b) reimbursement of the applicable Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings and foreign currency borrowings bearing interest at a rate other than LIBOR. Each such prepayment of the Term Loan Facilities shall be applied to the principal installments thereof as the Borrower may direct in its sole discretion. The unutilized portion of the commitments under the Senior Credit Facilities may be irrevocably reduced or terminated by the Borrower at any time without penalty.

At any time prior to the six month anniversary of the Closing Date, any Repricing Event (as defined below) shall be subject to a “prepayment premium” in an amount equal to 1.0% of the principal amount of the portion of the Term B Loan Facility subject to such Repricing Event. As used herein, the term “Repricing Event” shall mean (i) any prepayment or repayment all or a portion of the Term B Loan Facility with the proceeds of, or any conversion of such loans into, any new or replacement tranche of term loans bearing interest with an all-in yield less than the all-in yield applicable to the Term B Loan Facility (as such comparative yields are determined as contemplated under “Increase Options” above) and (ii) any amendment to the Term B Loan Facility that, directly or indirectly, reduces the all-in yield applicable to the Term B Loan Facility, in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted finance practice based on an assumed four-year life to maturity including any mandatory assignment in connection therewith. Notwithstanding the foregoing, it is understood and agreed that the prepayment premium described in this paragraph shall not be applicable to any such transaction effected with the proceeds of indebtedness incurred in connection with (x) a “transformational” acquisition by the Borrower or any of its restricted subsidiaries or (y) a transaction that would result in a Change of Control (to be defined in the Credit Documentation).

COLLATERAL:	Subject to the Limited Conditionality Provision, the Borrower and each of the Guarantors shall grant the Administrative Agent (for the benefit of the Lenders and the other secured parties, collectively, the “Secured Parties”) valid and perfected first priority (subject to certain permitted liens) liens and security interests in all of the following, the “Collateral”):

(a)

Equity Interests. All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future restricted subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, if applicable, to a pledge of 66% of the voting stock of each first-tier non-U.S. restricted subsidiary of a Loan Party.

(b)

Personal Property. All of its present and future personal property and assets, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, fixtures, bank accounts, general intangibles, financial assets, investment property, letter of credit rights, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(c)	Proceeds, Products, Etc. All proceeds and products of the property and assets described in clauses (a) and (b) above.

Excluded Assets. Notwithstanding anything to the contrary, (a) the Collateral shall exclude the following: (i) any fee-owned real property and any leasehold interest in real property (it being understood that there shall be no requirement to obtain any leasehold mortgages, landlord waivers, estoppels, collateral access letters or similar third party agreements); (ii) letter of credit rights (other than letter of credit rights that are supporting obligations for other Collateral) with a value of less than $5,00,000; (iii) commercial tort claims with a value of less than $5,000,000; (iv) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any party thereto after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or such other applicable law notwithstanding such prohibition; (v) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (vi) “intent-to-use” trademark applications prior to a statement of use; (vii) governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge thereof or creation of a security interest therein would require governmental or other third party consent, approval, license or authorization (except to the extent already received), other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or such other applicable law notwithstanding such prohibition or limitation; (viii) (A) margin stock and, (B) equity interests in any person other than as described in “Equity Interests” above and, for the avoidance of doubt, in any entity that is not a subsidiary or in OPPI Partners, LLC, OPPI Holdings, LLC and OPPI, Inc.; (ix) motor vehicles, aircraft and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement; (x) any property or assets for which the creation or perfection of pledges of, or security interests in, pursuant to the Credit Documentation would result in material adverse tax consequences to the Borrower or any Loan Party, as reasonably determined by the Borrower in consultation with the Administrative Agent; (xi) (A) payroll and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow accounts, (D) fiduciary or trust accounts and (E) petty cash accounts and, in the case of clauses (A) through (E), the funds or other property held in or maintained in any such account; and (xii) other exceptions to be mutually agreed upon; (b) control agreements and perfection by “control” or possession shall not be required with respect to any Collateral (other than delivery of certificated equity interests that constitute pledged Collateral); and (c) no actions in any jurisdiction or required by the laws of any jurisdiction, other than the United States, any state or territory thereof and the District of Columbia shall be required in order to create or perfect any security interests, including any intellectual property registered outside the United States.

CREDIT DOCUMENTATION:

The definitive financing documentation for the Senior Credit Facilities (the “Credit Documentation”) shall contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrower and the Lead Arrangers shall agree, it being understood and agreed that the Credit Documentation shall (a) not be subject to any conditions to the availability and initial funding of the Senior Credit Facilities on the Closing Date other than as set forth on Exhibit B and the conditions provided for under “Conditions Precedent” in Section 5 of the Commitment Letter; (b) be subject to the modifications expressly contemplated by the “market flex” provisions contained in the Joint Fee Letter, (c) contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this Exhibit A, in each case, applicable to the Borrower and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions for materiality or otherwise and “baskets,” grace and cure periods, in each case, consistent (where applicable) with the Documentation Considerations (as defined below); (d) provide that the accounting for operating leases and financing or capital leases under GAAP as in effect on the date of the Commitment Letter shall apply for determining compliance with the provisions of the

Credit Documentation, (e) include provisions to be mutually agreed to permit certain post-closing internal reorganizations in connection with the Transactions, (f) provide for the ability to net unrestricted cash and cash equivalents from the calculation of all leverage ratios, including the Total Net Leverage Ratio and the Secured Net Leverage Ratio and (g) give due regard to the operational and strategic requirements of the Borrower, the Company and their respective subsidiaries in light of their consolidated capital structure, size, industry and practices (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower, the Company and their respective subsidiaries), in each case, after giving effect to the Transaction. This paragraph shall be referred to as the “Documentation Considerations”.

CONDITIONS PRECEDENT

TO CLOSING:	The closing and the initial extension of credit under the Senior Credit Facilities will be subject to the Limited Conditionality Provision and otherwise subject solely to satisfaction of the conditions set forth on Exhibit B and Section 5 of the Commitment Letter, it being understood and agreed that there are no other conditions (implied or otherwise) to the availability of commitments on the Closing Date.

CONDITIONS PRECEDENT TO

ALL EXTENSIONS

OF CREDIT AFTER THE

CLOSING DATE:	The conditions to all extensions of credit after the Closing Date other than the Delayed Draw Term A Loans will consist solely of written notice of request for Revolving Loans, Swingline Loans or Letters of Credit, the accuracy of representations and warranties (x) which are not qualified as to materiality, in all material respects and (y) which are qualified as to materiality or “Material Adverse Effect”, in all respects (except in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects, or true and correct in all respects, as the case may be, as of the respective date or for the respective period, as the case may be) and the absence of any default or event of default at the time of such extension of credit. The conditions to the Delayed Draw Term A Loans on the Delayed Draw Funding Date will consist solely of written notice of request for such loans, the accuracy of the Specified Representations (x) which are not qualified as to materiality, in all material respects and (y) which are qualified as to materiality or “Material Adverse Effect”, in all respects (except in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects, or true and correct in all respects, as the case may be, as of the respective date or for the respective period, as the case may be) and the absence of any event of default.

REPRESENTATIONS

AND WARRANTIES:	Subject to the Limited Conditionality Provision, to be applicable to the Borrower and its restricted subsidiaries and limited to the following, in each case, subject to customary exceptions, limitations, materiality and qualifications consistent with the Documentation Consideration: (a) existence, qualification and power; (b) authorization and no contravention; (c) receipt of governmental authorizations and other consents; (d) binding effect; (e) accuracy of financial statements and no material adverse effect; (f) no litigation; (g) no default; (h) ownership of property; (i) environmental compliance; (j) maintenance of insurance; (k) payment of taxes; (l) ERISA compliance; (m) margin regulation and Investment Company Act compliance; (n) accuracy of disclosure, including accuracy in all respects of the Beneficial Ownership Certification (as defined in Exhibit B); (o) compliance with laws; (p) solvency; (q) no casualty; (r) sanctions concerns and anti-corruption and anti-money laundering laws and international trade law compliance; (s) subsidiaries, capitalization, equity interests and Loan Parties; (t) Collateral representations; (u) compliance with Regulation U and Regulation X; (v) intellectual property; licenses; etc.; (w) labor matters; (x) senior debt status; and (y) no Loan Party is an EEA Financial Institution.

COVENANTS:	The Credit Documentation will contain affirmative, negative and financial covenants applicable to the Borrower and its restricted subsidiaries as follows, in each case, subject to customary exceptions, limitations, materiality and qualifications consistent with the Documentation Consideration, and allowing for the Transactions:

Affirmative Covenants: Limited to (a) delivery of audited annual (unqualified except as agreed) and unaudited quarterly consolidated financial statements and compliance certificates, an annual budget and other reporting obligations including notices of defaults, ERISA events and material adverse change and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation (as defined in Exhibit B); (b) payment of obligations; (c) preservation of existence; (d) maintenance of properties and licenses; (e) maintenance of insurance; (f) compliance with laws; (g) books and records; (h) inspection rights; (i) use of proceeds; (j) compliance with material contracts; (k) covenant to guarantee obligations; (l) covenant to give security; (m) further assurances; (n) compliance with environmental laws; (o) approvals and authorizations; (p) compliance with anti-corruption laws, anti-terrorism laws and international trade law compliance and (t) use commercially reasonable efforts to maintain credit ratings.

Negative Covenants: Limited to restrictions on (a) liens (with exceptions to include (x) a general lien basket on assets having an aggregate fair market value not to exceed $50 million, (y) liens securing permitted purchase money financings, capitalized leases (secured by liens), acquired debt and other customary financings, and (z) after the Delayed Draw Term A Loan Facility Commitment Termination Date, unlimited liens on a junior basis with the liens securing the Secured Credit Facilities (in each case, subject to intercreditor or subordination agreements, as applicable, reasonably acceptable to the Administrative Agent), so long as the Secured Net Leverage Ratio is less than the lesser of (1) 3.25:1.00 and (2) the Incremental Incurrence Ratio, provided, however, in no event shall the Borrower be permitted to secure debt for borrowed money with any real property owned by any Loan Party; (b) indebtedness (with exceptions to include (y) indebtedness with respect to the Company’s Existing Convertible Notes or the 2022 Notes, (w) indebtedness in an aggregate principal amount not to exceed $50 million, (x) indebtedness for purchase money financings and capitalized leases in an aggregate principal amount not to exceed $125 million, and the Borrower’s existing Yen facility agreement, (y) intercompany indebtedness among Loan Parties or among non US subsidiaries and, subject to compliance with clause (c) below, indebtedness owing by non US subsidiaries to Loan Parties, and (z) unlimited unsecured indebtedness (with a non-Loan Party sublimit to be agreed), so long as (A) after giving effect thereto on a pro forma basis, the Borrower shall be in compliance with (I) all then applicable financial covenants and (II) a Total Net Leverage Ratio (to be defined in the definitive documentation to measure funded debt to Adjusted EBITDA (and to include unlimited cash netting of unrestricted cash and cash equivalents)) that is 0.25x inside the then-applicable Net Leverage Financial Covenant (as defined below) (whether or not the Pro Rata Facilities are then-outstanding), (B) no default or event of default then exists or arises therefrom, (C) the covenants and defaults thereof, taken as a whole, contained in the documentation for such Indebtedness are not materially more restrictive than those contained in this Agreement, as agreed to by the Administrative Agent acting reasonably, (D) the maturity date thereof is at least 91 days after the latest maturity date of the Term Loan Facilities and the Revolving Facility and (E) the weighted average life to maturity of any such indebtedness shall not be shorter than the weighted average life to maturity of the Term B Loan Facility or any then outstanding Incremental Term B Loan Facility; (c) investments (with exceptions for investments to include in an aggregate amount of (x) $125 million plus (y) an unlimited amount (with a non-Loan Party sublimit to be agreed) so long as both before and after giving effect to any such investment (i) on a pro forma basis, the Total Net Leverage Ratio is less than 3.25:1.00 and (ii) in each case, no default or event of default then exists or arises therefrom plus (z) the Available Amount (to the extent not otherwise applied), so long as (i) no default or event of default then exists or arises therefrom and (ii) the Borrower is in compliance with a Total Net Leverage Ratio that is 0.25x inside the then-applicable Net Leverage Financial Covenant whether or not the Pro Rata Facilities are then-outstanding); (d) fundamental changes (with exceptions to include merger of immaterial subsidiaries into Loan Parties); (e) dispositions; (f) payments of dividends, share repurchases and distributions (with exceptions for dividends, share repurchases and other distributions in an aggregate amount of

(x) $50 million plus (y) an unlimited amount so long as after giving effect thereto (i) on a pro forma basis, the Total Net Leverage Ratio is less than 3.00:1.00 and (ii) in each case, so long as no default or event of default then exists or arises therefrom plus (z) the Available Amount (to the extent not otherwise applied) so long as (i) no default or event of default then exists or arises therefrom and (ii) the Borrower is in compliance with a Total Net Leverage Ratio that is 0.25x inside the then-applicable Net Leverage Financial Covenant whether or not the Pro Rata Facilities are then-outstanding); (g) changes in nature of business; (h) transactions with affiliates; (i) burdensome agreements; (j) use of proceeds; (k) amendments of organizational documents and changes in fiscal year, legal name, state of formation; form of entity and accounting changes; (l) sale and leaseback transactions (other than with respect to certain real property to be specified in the Credit Documentation); (m) restrictions on transactions with unrestricted subsidiaries and non-Guarantor restricted subsidiaries; (n) sanctions; and (o) use of proceeds in violation of anti-corruption laws.

The Credit Documentation shall also include a basket for an “Available Amount”, that will equal, among other things, (a) $75 million plus (b) at the Borrower’s option prior to the launch of general syndication, (x) Retained Excess Cash Flow (to be defined in the Credit Documentation) and (y) 50% of cumulative Consolidated Net Income (to be defined in the Credit Documentation), plus (c) certain other customary prongs to be set forth in the Credit Documentation.

Financial Covenants: To be limited to the following (applicable to the Borrower and its restricted subsidiaries) applicable to the Senior Credit Facilities (but not the Term B Loan Facility or any Incremental Term B Loan Facility):

•

Maintenance as of the last day of each fiscal quarter of a maximum Total Net Leverage Ratio (funded debt to Adjusted EBITDA (to be defined in the Credit Documentation consistent with the description below)) of 5.00:1.00 (with financial definitions to be agreed upon) (the “Net Leverage Financial Covenant”) with certain step-downs to be agreed.

•

Maintenance as of the last day of each fiscal quarter of a minimum Consolidated Interest Coverage Ratio (Adjusted EBITDA to interest expense) of 3.00:1.00 (with financial definitions to be agreed upon).

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four (4) fiscal quarter period.

“Adjusted EBITDA” shall be defined in the Credit Documentation, and shall include, among others, add backs for

(i)	Non-Cash Charges (to be defined in the Credit Documentation);

(ii)

fees, charges, costs and expenses incurred in respect of restructuring, severance, relocation, integration in an aggregate amount not to exceed, together with the aggregate amount of addbacks in clauses (vi) and (viii) below, 20% of Adjusted EBITDA in any four fiscal quarter period (calculated before giving effect to such adjustments);

(iii)

all Transaction costs and expenses and any fees, costs and expenses (in each case, other than any acquisition consideration paid) related to any actual, proposed or contemplated issuance of equity or any investment, acquisition, disposition, dividend recapitalization,

(iv)

without duplication of any amounts in clause (iii) above, fees, charges, costs and expenses incurred in respect of restructuring, severance, and relocation to achieving synergies identified in the financial model delivered to Bank of America on November 7, 2018;

(v)	any fees and expenses incurred in connection with any amendments or waivers to the Credit Documentation;

(vi)

with respect to permitted asset sales, acquisitions, investments, dispositions and certain other transactions (other than the Transactions) to be agreed, cost savings, operating expense reductions and synergies reasonably expected to be realized within 12 months of such transactions in an aggregate amount not to exceed, together with the aggregate amount of addbacks in clause (ii) above and (viii) below, 20% of Adjusted EBITDA in any four fiscal quarter period (calculated before giving effect to such adjustments);

(vii)

with respect to the Transactions, cost savings, operating expense reductions and synergies reasonably expected to be realized within 24 months thereof and which such add backs pursuant to this clause (vii) shall not exceed $100 million; and

(viii)

with respect to the Transactions, after the date that is 24 months after the consummation of the Transactions, cost savings, operating expense reductions and synergies reasonably expected to be realized within 12 months of such date, in an aggregate amount not to exceed, together with the aggregate amount of addbacks in clauses (ii) and (vi) above, 20% of Adjusted EBITDA in any four fiscal quarter period (calculated before giving effect to such adjustments).

UNRESTRICTED

SUBSIDIARIES:	The Credit Documentation will contain provisions pursuant to which, subject to (i) no default or event of default, (ii) limitations on loans, advances, guarantees and other investments in unrestricted subsidiaries and (iii) compliance with the investments covenant and pro forma compliance with financial covenants, the Borrower will be permitted to designate any subsidiary as an “unrestricted subsidiary”, except that no restricted subsidiary may be designated an unrestricted subsidiary if it is a subsidiary on the Closing Date or if it was previously designated as a Borrower or a restricted subsidiary. Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant (other than sanctions, OFAC and anti-corruption covenants and representations and warranties) or event of default provisions of the Credit Documentation and the cash held by, results of operations (including EBITDA and net income), indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining the covenants contained in the Credit Documentation. No unrestricted subsidiary shall own equity interests in any Borrower or any restricted subsidiary. The designation of any subsidiary as an unrestricted subsidiary shall constitute an investment by the Borrower and Guarantors therein at the date of designation in an amount equal to the fair market value of such subsidiary (as determined in good faith by the Borrower).

EVENTS OF DEFAULT:	Limited to the following (applicable to the Borrower and its restricted subsidiaries), in each case, with customary grace periods, exceptions, limitations, materiality and qualifications consistent with the Documentation Consideration: (a) non-payment of principal when due or of interest, fees or other amounts after three business days grace period; (b) default of specific covenants; (c) other defaults subject to 30 days grace period; (d) breach of representations and warranties; (e) cross-defaults to other indebtedness in excess of $35 million; (f) insolvency proceedings with respect to Borrower or any material subsidiary, with 60-day grace period for involuntary proceedings; (g) inability to pay debts or attachment; (h) judgments in excess of $35 million; (i) ERISA events; (j) invalidity of Credit Documentation, (k) anti-terrorism laws and (l) change of control.

Notwithstanding the foregoing, any breach of a financial covenant shall not constitute an event of default in respect of the Term B Loan Facility unless and until the Lenders under the Pro Rata Facilities have actually terminated all commitments under the Pro Rata Facilities, respectively, and declared all such obligations under such Pro Rata Facilities to be immediately due and payable as a result of the exercise of remedies in accordance with the Credit Documentation.

ASSIGNMENTS AND

PARTICIPATIONS:	Revolving Facility Assignments: Subject to the consents described below, each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Facility in a minimum amount equal to $5,000,000.

Term Loan Assignments: Subject to the consents described below, each Lender will be permitted to make assignments to other financial institutions in respect of the Term Loan Facilities in a minimum amount equal to $1,000,000.

Consents: The consent of the Borrower (such consent not to be unreasonably withheld or delayed) will be required unless (a) an event of default has occurred and is continuing or (b) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Credit Documentation); provided the Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) business days after having received written notice thereof. The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) will be required for any assignment (i) in respect of the Revolving Facility or an unfunded commitment under any Term Loan Facility to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of each L/C Issuer and the Swingline Lender will be required for any assignment under the Revolving Facility.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security, all or part of its rights under the Credit Documentation to any Federal Reserve Bank. No assignments may be made to a Competitor or Disqualified Person.

Participations: Lenders will be permitted to sell participations on standard terms and conditions without notice to or consent from the Borrower; provided that no participations may be sold to a Competitor or Disqualified Person.

WAIVERS AND

AMENDMENTS:

Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding loans and commitments representing at least the majority of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the amendment of certain of the pro rata sharing provisions, (ii) the amendment of the voting percentages of the Lenders, (iii) the release of all or substantially all of the collateral securing the

Senior Credit Facilities (except as provided in the Credit Documentation) and (iv) the release of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors, (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, (iii) postponing any date fixed for payment of principal, interest, fees or other amounts due under the Credit Documentation and (iv) amend the definition of Alternative Currency, (c) amendments and waivers of the financial covenants and their component definitions (as used therein) shall require only the approval of Lenders holding loans and commitments representing more than 50.0% of the aggregate amount of the loans and commitments under the Revolving Facility and the Term A Loan Facility, (d) the consent of all lenders under the applicable Facility, or of the Lenders holding more than 50% of the loans and commitments under the applicable Facility, shall be required with respect to certain matters (including the waiver or amendment of conditions precedent to the funding or other extensions of credit under such Facility), (e) amendments to the Credit Documentation that extend the maturity date of the Revolving Facility, the Term Loan Facilities or any Incremental Term Loan, as applicable, shall be effective if signed by the Administrative Agent, the Loan Parties and those Lenders under the applicable tranche of debt willing to extend such maturity date (it being understood that each Lender with a loan or commitment of the tranche being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender with the same type of loan or commitment) and, for the avoidance of doubt, shall not require the consent of any other Lender, (f) the Credit Documentation will include customary provisions allowing the Administrative Agent and the Borrower to correct any ambiguity, error, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of obligations in any material respect and (ii) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (g) amendments may be made to the extent necessary to give effect to Incremental Facilities with only the consent of the Administrative Agent, the Borrower and the Lenders providing the applicable Incremental Facility. No amendment shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, the Swingline Lender or any L/C Issuer, without its prior written consent.

INDEMNIFICATION:

The Borrower will indemnify and hold harmless the Administrative Agent, each of the Lead Arrangers, each Lender, each L/C Issuer, the Swingline Lender and each of their respective affiliates and their respective officers, directors, employees, partners, agents, trustees, advisors, managers, administrators, consultants, service providers, counsel and other representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses and liabilities and related reasonable and documented and invoiced out-of-pocket expenses (including, without limitation, the reasonable fees, disbursements and other charges of one firm of counsel for all Indemnified Parties, taken as a whole (and, if necessary, by a single firm of special and local counsel in each appropriate jurisdiction for all Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and special and local counsel, if applicable) for such affected Indemnified Party))) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Senior Credit Facilities or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct, (ii) such Indemnified Party’s material breach of its obligations under the Credit Documentation or (iii) a dispute solely among the Indemnified Parties that does not involve an act or omission by the Borrower or any of its affiliates and is not brought against such Indemnified Party in its capacity as an agent or arranger or similar role under any Senior Credit Facility. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. (any of the foregoing, a “Proceeding”). In the case of a Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. No Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its respective subsidiaries or affiliates or to the Borrower’s or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach of its obligations under the Credit Documentation. Notwithstanding any other provision of the Credit Documentation, no Indemnified Party shall be liable for any damages arising from the use by a third party of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction. Neither the Borrower nor any Indemnified Party shall be liable for any indirect or consequential damages in connection with its activities related to the Senior Credit Facilities; provided, however, that the foregoing liability exclusion in this sentence with respect to the Borrower shall not limit the indemnification obligations of the Borrower otherwise provided for herein in respect of third party claims against any of the Indemnified Parties. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York.

COUNSEL TO

ADMINISTRATIVE AGENT

AND LEAD ARRANGERS:	Davis Polk & Wardwell LLP.

PRICING/FEES/

EXPENSES:	As set forth in Addendum I.

OTHER:	Each of the parties shall (a) waive its right to a trial by jury and (b) submit to exclusive New York jurisdiction. The Credit Documentation will contain (i) customary withholding tax provisions, (ii) EU Bail-In provisions, (iii) defaulting lender provisions, (iv) Lender ERISA provisions, (v) yield protection provisions, (vi) successor LIBOR rate provisions in form and substance reasonably satisfactory to the Borrower and the Administrative Agent and Lead Arrangers, (vii) customary provisions allowing the Borrower to replace a Lender in connection with amendments and waivers requiring the consent of each Lender affected thereby or all of the Lenders (so long as the requisite Lenders have approved such amendment or waiver), and (viii) provisions providing that (x) any reference therein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate person and (y) any division of a limited liability company shall constitute a separate person thereunder (and each division of any limited liability company that is a subsidiary, joint venture or any other like term shall also constitute such a person or entity).

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:	The interest rates per annum applicable to the Senior Credit Facilities (other than with respect to Swingline Loans) will be LIBOR (or, if LIBOR is not available for an Alternative Currency, such other interest rate customarily used by Bank of America for such Alternative Currency, together with LIBOR, the “Eurocurrency Rate”) plus the Applicable Margin (as hereinafter defined) or, for U.S. Dollar denominated loans only, made to the Borrower, at the option of the Borrower, the Base Rate (to be defined as the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Bank of America prime rate and (c) the one (1) month LIBOR adjusted daily plus 1.00%) plus the Applicable Margin.

“Applicable Margin” means

(i) with respect to the Revolving Facility and the Term A Loan Facility, (x) until the delivery of the first compliance certificate to the Lenders after the Closing Date, 2.00% per annum, in the case of Eurocurrency Rate loans, and 1.00% per annum, in the case of Base Rate loans and (y) thereafter, a percentage per annum to be determined in accordance with the applicable pricing grid set forth as follows:

Total Net Leverage Ratio	Applicable Margin for Eurodollar Loans/ Letter of Credit Fees	Applicable Margin for Base Rate Loans
≤ 1.00:1.00	1.375%	0.375%
> 1.00:1 but ≤ 2.00:1.00	1.50%	0.50%
> 2.00:1 but ≤ 3.00:1.00	1.75%	0.75%
> 3.00:1.00 but ≤ 4.00:1.00	2.00%	1.00%
>4.00:1.00	2.25%	1.25%

(ii) with respect to the Term B Loan Facility, 2.50% per annum, in the case of Eurocurrency Rate loans, and 1.50% per annum, in the case of Base Rate loans.

If the Eurocurrency Rate or the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of the Senior Credit Facilities.

The Borrower may select interest periods of one (1), two (2), three (3) or six (6) months for Eurocurrency Rate loans or, upon the consent of all of the Lenders under the applicable Facility, such other period that is twelve (12) months or less, in each case subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly. With respect to Alternative Currencies for which LIBOR is not an option, the Borrower may select published interest periods customarily used by Bank of America for such interest rate.

Automatically upon the occurrence and during the continuance of any payment event of default or any bankruptcy event of default or, at the election of the Required Lenders, upon the occurrence of any event of default with respect to the financial covenants, all outstanding principal, fees and other obligations under the Senior Credit Facilities shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such obligation.

COMMITMENT FEE:	Commencing on the Closing Date, a commitment fee equal to a percentage per annum equal to 0.25% which shall be payable to the Administrative Agent for the account of the relevant Lenders on a pro rata basis on the actual daily unused portions of the Revolving Facility. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date. Swingline Loans will not be considered utilization of the Revolving Facility for purposes of this calculation.

DELAYED DRAW TICKING

Fee:	Commencing on the Closing Date, the Borrower shall pay a ticking fee (the “Delayed Draw Ticking Fee”) equal to a percentage per annum equal to 0.25% which shall be payable to the Administrative Agent for the account of the relevant Lenders on a pro rata basis on the actual daily unused portions of the Delayed Draw Term A Loan Facility. The Delayed Draw Ticking Fee shall be payable in full on the Delayed Draw Term A Loan Facility Commitment Termination Date.

LETTER OF

CREDIT FEES:	Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to Eurocurrency Rate loans under the Revolving Facility. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the Revolving Facility. In addition, a fronting fee shall be payable to each L/C Issuer for its own account, in an amount to be mutually agreed.

CALCULATION OF

INTEREST AND FEES:	Computations of interest for Base Rate loans shall be made on the basis of a year of 365/366 days. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.

COST AND YIELD

PROTECTION:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital or liquidity requirements or their interpretation (including implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:	The Borrower will from time to time pay all reasonable costs and expenses incurred by the Administrative Agent and the Lead Arrangers in connection with the preparation, administration, syndication and closing of the Credit Documentation (including, but not limited to, the reasonable and documented fees, disbursements and other charges of Davis Polk & Wardwell LLP, as counsel identified in the Summary of Terms, and of special and local counsel retained by the Administrative Agent and the Lead Arrangers in each appropriate jurisdiction). The Borrower will also pay the expenses of the Administrative Agent and the Lead Arrangers and each Lender in connection with the enforcement of any of the Credit Documentation (but limited, in the case of legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for all such persons, taken as a whole, and, if necessary, of a single firm of local counsel in each relevant material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such persons, taken as a whole (and, in the case of an actual or perceived (in good faith) conflict of interest where the person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person and, if necessary, of a single firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected person)).

EXHIBIT B

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

The initial borrowing under the Senior Credit Facilities will be subject only to the following conditions precedent:

1.

The Acquisition shall be consummated substantially concurrently with the closing under the Senior Credit Facilities in accordance with the Merger Agreement in all material respects, and the Merger Agreement shall not have been amended or modified in any respect that is materially adverse to the Lenders or the Lead Arrangers, without Bank of America’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), and no condition shall have been waived or consent granted, in each case, in any respect that is materially adverse to the Lenders or the Lead Arrangers, without each Lead Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (i) any decrease in the purchase price of the Acquisition shall be deemed not materially adverse to the Lenders and the Lead Arrangers to the extent such decrease is less than 15% of the initial purchase price and applied to reduce the Term Loan Facilities on a dollar-for-dollar (and pro rata) basis, (ii) any increase in the purchase price of the Acquisition that is not funded with equity or cash on hand shall be deemed to be materially adverse to the Lenders and the Lead Arrangers and (iii) any amendment, modification, waiver or consent with respect to the definition of “Company Material Adverse Effect” in the Merger Agreement shall be deemed to be materially adverse to the Lenders and the Lead Arrangers.

2.

The Lead Arrangers shall have received (A) for the Borrower (1) GAAP audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (2) GAAP unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter ended at least 45 days before the Closing Date (and the corresponding period in the prior year), in each case, which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (subject, in the case of unaudited interim financial statements, to normal year end audit adjustments), and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3, and (B) for the Company (1) GAAP (except as may be indicated therein or in the notes thereto) audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (2) GAAP (except as may be indicated therein or in the notes thereto and except as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter ended at least 45 days before the Closing Date (and the corresponding period in the prior year), in each case, which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (subject, in the case of unaudited interim financial statements, to normal, recurring year end audit adjustments and except, in the case of the unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act), and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3. It is understood and agreed that the filing of the required financial statements on Form 10-K or Form 10-Q within the time periods required thereby will satisfy the requirements under clause (A) and (B) of this paragraph.

3.

The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of end of the most recent fiscal quarter period for which financial statements have been delivered pursuant to paragraph (2)(A) above, and for the most recent fiscal year and each subsequent fiscal quarter period for which financial statements have been delivered pursuant to paragraph (2)(A) above, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement).

4.

The Borrower shall have delivered to the Administrative Agent the following documentation relating to the Borrower and all of the Guarantors consistent with the Documentation Considerations: (i) customary legal opinions (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities), corporate records and documents from public officials, lien searches, officer’s and secretary’s certificates and good standing certificates in the jurisdiction of organization (if applicable), in each case with respect to the Borrower and each of the Guarantors; (ii) customary evidence of authority with respect to the Borrower and each Guarantor; (iii) customary prior written notice of borrowing and (iv) subject to the Limited Conditionality Provision, all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

5.

The Specified Merger Agreement Representations shall be true and correct to the extent required by Section 5 and the Specified Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent any representation and warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date.

6.

The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower substantially in the form of Annex I hereto certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

7.	The Refinancing shall be consummated substantially concurrently with the closing under the Senior Credit Facilities.

8.

The Lead Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letters or the Commitment Letter; provided that if invoices for such expenses are not received at least two (2) business days prior to the Closing Date, then the payment thereof shall not be a condition to the funding of the Senior Credit Facilities.

9.

Each Lead Arranger and any Lender shall have received (i) at least three business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by any such Lead Arranger or any such Lender in writing to the Borrower at least ten (10) business days prior to the Closing Date and (ii) at least three (3) business days prior to the Closing Date, to the extent the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (the “Beneficial Ownership Certification”), to the extent requested by any such Lead Arranger or any such Lender.

10.

The Borrower shall have provided Bank of America the financial statements required to be delivered under paragraph (2) and (3) above as well as all other information customarily provided by a borrower for inclusion in a CIM (as defined in the Commitment Letter) (the “Required Information”) relating to the Senior Credit Facilities, and customary authorization letters with respect thereto, prior to the commencement of a period (the “Marketing Period”) of at least fifteen (15) consecutive Business Days (as defined in the Merger Agreement) prior to the Closing Date to syndicate the Senior Credit Facilities; provided, that (x) November 12, 2018 and November 22 through November 26, 2018, January 21, 2019, February 18, 2019, May 27, 2019, July 4, 2019, July 5, 2019 and October 14, 2019 shall not be considered Business Days for purposes of such period, (y) if such Marketing Period shall not have fully elapsed on or prior to December 21, 2018, then such period shall commence no earlier than January 2, 2019 and (z) if such Marketing Period shall not have fully elapsed on or prior to August 19, 2019, then such period shall commence no earlier than September 3, 2019.

11.

Since November 8, 2018, there shall not have been any “Change” (as defined in the Merger Agreement as in effect on November 8, 2018) that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on November 8, 2018) that is continuing.

Annex I to Exhibit B

FORM OF

SOLVENCY CERTIFICATE

[Closing Date]

This Solvency Certificate (this “Certificate”) is delivered by II-VI Incorporated, a Pennsylvania corporation (the “Borrower”), in connection with that certain Credit Agreement dated as of [Date] (the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement.

Pursuant to Section [__] of the Credit Agreement, the Borrower hereby certifies that, after giving effect to the Transactions, on the date hereof:

(a)    The fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of the liabilities, including contingent liabilities, of the Borrower and its Subsidiaries on a consolidated basis. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual and matured liability.

(b)    The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured.

(c)    The Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business.

(d)    The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction for which their property would constitute an unreasonably small capital.

(e)    The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they become absolute and mature in the ordinary course of business. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual and matured liability.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed as of the date first above written.

II-VI INCORPORATED

By:
Name:
Title:	[Chief Financial Officer]